EXHIBIT 10.16

FOURTH AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Fourth Amendment to Lease (“Amendment”) dated May 3, 2018, is by and between DISCOVERY BUSINESS CENTER LLC, a Delaware limited liability company (“Landlord”), and GHOST MANAGEMENT GROUP, LLC, a Delaware limited liability company (“Tenant”).

II.	RECITALS.

On November 11, 2013, Landlord and Tenant entered into a lease for space in a building located at 41 Discovery, Irvine, California (“41 Discovery Premises” and “41 Discovery Building”), which lease was amended by a First Amendment to Lease dated January 27, 2016 (“First Amendment”), wherein Tenant added approximately 4,182 rentable square feet of space in a building located at 15420 Laguna Canyon Road, Suite 260, Irvine, California (“Laguna Canyon Premises” and “Laguna Canyon Building”) to the Premises, by a Second Amendment to Lease dated April 7, 2017, wherein Tenant added approximately 7,000 rentable square feet of space in a building located at 49 Discovery, Suite 200, Irvine, California {“49 Discovery Premises”) to the Premises, and by a Third Amendment to Lease dated December 29, 2017 (“Third Amendment”), wherein Tenant terminated its leasing of the Laguna Canyon Premises and the 49 Discovery Premises in exchange for leasing approximately 31,407 rentable square feet of space in a building located at 43 Discovery, Suite 200, Irvine, California, and herein referred to as the “43 Discovery Premises”. The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.

Landlord and Tenant each desire to make such modifications as are set forth in “Ill. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A.          Work Letter Modifications. Landlord and Tenant desire that the architectural design services for the Tenant Improvements for the 43 Discovery Premises be performed by an architect selected and retained by Tenant (not by Landlord). Accordingly, Sections I.A., I.B., and I.C. of the Work Letter attached to the Third Amendment are hereby deleted in their entirety and the following substituted therefor.

“I.           ARCHITECTURAL AND CONSTRUCTION PROCEDURES.

A.
Tenant shall engage Design Blitz for the preparation of a detailed space plan for the Premises which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements (“Preliminary Plan”). Upon completion of the Preliminary Plan, Landlord and Tenant shall approve an estimate of the cost to complete the Tenant Improvements in accordance with the Preliminary Plan (“Preliminary Cost Estimate”), which Preliminary Cost Estimate will be based upon estimated costs provided by Landlord’s contractor. To the extent applicable, the Preliminary Plan shall include Landlord’s building standard tenant improvements, materials and specifications for the Project as set forth in Schedule I attached hereto (“Standard Improvements”), except for changes and additions specifically requested by Tenant and approved by Landlord in writing (any such addition or variation from the Standard Improvements shall be referred to herein as a “Non-Standard Improvement”). In all events, Tenant shall approve in all respects a Preliminary Plan and a Preliminary Cost Estimate for the 43 Discovery Premises not later than May 31, 2018 (“Plan Approval Date”), it being understood that Tenant’s failure to do so shall constitute a “Tenant Delay” (as defined below).

B.
Not later than July 31, 2018 (the “Working Drawings Delivery Date”), Tenant shall (i) cause its architect to prepare final construction drawings and specifications for the Tenant Improvements (“Working Drawings and Specifications”) and (ii) approve in writing the Working Drawings and Specifications and deliver same to Landlord for review and approval. It is understood that Tenant’s architect shall utilize Landlord’s mechanical, electrical, and plumbing engineer (i.e., TK1SC), and fire/life safety and fire sprinkler engineers for the Project. Tenant shall cause Landlord to be provided with CAD files of the final as-built construction drawings that are compatible with Landlord’s CAD/Revit standards, which standards shall be provided to Tenant or its architect upon request; should Tenant fail to deliver same by the substantial completion of the Tenant Improvement work, then Landlord may cause such CAD files to be prepared by its architect, the cost of which shall be funded by Tenant to Landlord within 10 days after invoice therefor. The cost incurred by Tenant in preparing the Preliminary Plan and the Working Drawings and Specifications (but only to the extent the amount thereof is furnished to Landlord prior to the receipt of the contractors’ bids as described in Section I.C. below), together with the reasonable cost not to exceed $7,500.00 of Landlord’s architect to review same and the accompanying CAD files, shall be funded by Landlord from the “Landlord’s Contribution” set forth below upon delivery of invoices and payment authorization by Tenant. Tenant’s failure to deliver to Landlord the Tenant-approved Working Drawings and Specifications for the 43 Discovery Premises by the Working Drawings Delivery Date shall constitute a Tenant Delay for purposes hereof.

C.
Upon approval of the Working Drawings and Specifications, Landlord shall submit the Working Drawings and Specifications for the Tenant Improvement Work to a competitive bidding process involving at least 3 licensed and reputable general contractors. If requested by Tenant, Landlord shall provide copies of the bid responses to Tenant. After adjustments for any inconsistent assumptions to reflect an “apples to apples” comparison, Landlord shall select the lowest qualified bidder for construction of the Tenant Improvements. In the event Landlord selects other than the lowest bidder, it shall do so based on commercially reasonable factors which it shall demonstrate to Tenant. Upon selection of the bidder, Landlord shall enter into a construction contract with the contractor so selected in the bid amount for construction of the Tenant Improvements (which bid amount shall serve as the “Final Cost Estimate”).”

In addition, Section I.F of the Work Letter attached to the Third Amendment is hereby deleted in its entirety and the following substituted therefor:

“F.
Notwithstanding any provision in the Lease to the contrary, and not by way of limitation of any other rights or remedies of Landlord, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within the time period specified herein for such response (or if no time period is so specified, within 5 business days following Tenant’s receipt thereof), fails to approve in writing both the Preliminary Plan and Preliminary Cost Estimate for the Tenant Improvements for the 43 Discovery Premises by the Plan Approval Date, fails to deliver to Landlord for Landlord’s approval the Working Drawings and Specifications by the Working Drawings Delivery Date, fails to timely deliver the Tenant’s Contribution as required hereunder, requests any Changes, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a “Tenant Delay”), then Tenant shall bear any resulting additional construction cost or other expenses, and, to the extent the delay relates to the Tenant Improvements for the 43 Discovery Premises, the Commencement Date for the 43 Discovery Premises ,shall be deemed to have occurred for all purposes, including without limitation Tenant’s obligation to pay rent for the 43 Discovery Premises, as of the date Landlord reasonably determines that it would have been able to deliver the 43 Discovery Premises to Tenant but for the collective Tenant Delays. Should Landlord determine that the Commencement Date for the 43 Discovery Premises should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord’s determination shall be conclusive unless Tenant notifies Landlord in writing, within 5 business days thereafter of Tenant’s election to contest same pursuant to Section 14.7 of the Lease. Pending the outcome of such proceedings, Tenant shall make timely payment of all rent due under this Lease based upon the Commencement Date for the 43 Discovery Premises set forth in the aforesaid notice from Landlord.”

Further in addition, the last sentence of Section II.D of the Work Letter attached to the Third Amendment is hereby deleted in its entirety and the following substituted therefor:

“Unless expressly authorized in writing by Landlord, and except for (i) a fee to be paid to Tenant’s construction manager not to exceed 2% of the Completion Cost, and (ii) the fees to be paid to Tenant’s architect, the Completion Cost shall not include (and no portion of the Landlord’s Contribution shall be paid for) any costs incurred by Tenant, including without limitation, any costs for managers, advisors or consultants retained by Tenant in connection with the Tenant Improvements.”

IV.	GENERAL.

A.         Effect of Amendment. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.          Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “Ill. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.          Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.         Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.          Counterparts• Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F.          California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)) Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the “CASp Report”) and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

DISCOVERY BUSINESS CENTER LLC, a Delaware limited liability company		GHOST MANAGEMENT GROUP, LLC, a Delaware limited liability company

By:	/s/ Steven M. Case	By:	/s/ Chris Beals
Name: Steven M. Case	Name: Chris Beals
Title: EVP Office Properties	Title: President

By:	/s/ Holly McManus	By:	/s/ Doug Francis
Name: Holly McManus		Name: Doug Francis
Title: VP, Operations Office Properties		Title: CEO